Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2011 relating to the financial statements and the financial statement schedule of the Predecessor Company and of our report dated February 25, 2013 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of the Successor Company, which appear in Spansion Inc.'s Annual Report on Form 10-K for the year ended December 30, 2012.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 23, 2014